EXHIBIT 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
CBOE GLOBAL MARKETS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	3.600% Senior Notes Due 2032	Rule 457(r)	$300,000,000	99.546%	$298,638,000	$92.70 per $1 million	$27,684
The prospectus supplement to which this Exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate principal amount of that offering is $300,000,000.